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Exhibit 12.1

HOLLYWOOD ENTERTAINMENT CORPORATION
RATIO OF EARNINGS/LOSSES TO FIXED CHARGES

	Year Ended December 31,										Nine Months Ended September 30,
	1997		1998		1999		2000		2001		2001		2002
EARNINGS:
Income (loss) before tax	9,343		(69,665)		(47,990)		(498,448)		63,148		26,240		103,101
Add: Fixed charges	42,442		78,821		104,115		131,275		128,279		97,030		86,028
Amortization of capitalized interest	82		212		332		437		452		339		339
Less: Interest Capitalized	(957)		(1,277)		(1,313)		(469)		(9)		(9)		—
ADJUSTED INCOME (LOSS)	50,910		8,091		55,144		(367,205)		191,870		123,600		189,468
FIXED CHARGES:
Interest Expense	14,302		33,355		45,691		62,302		56,546		43,261		31,928
Capitalized Interest	957		1,277		1,313		469		9		9		—
Portion of rent representative of the interest factor	27,183		44,189		57,111		68,504		71,724		53,760		54,100
TOTAL FIXED CHARGES	42,442		78,821		104,115		131,275		128,279		97,030		86,028
RATIO OF EARNINGS TO FIXED CHARGES	1.20	x	—	x	—	x	—	x	1.50	x	1.27	x	2.20	x
DEFICIENCY OF EARNINGS TO FIXED CHARGES	—		70,730		48,971		498,480		—		—		—

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  Exhibit 12.1
HOLLYWOOD ENTERTAINMENT CORPORATION RATIO OF EARNINGS/LOSSES TO FIXED CHARGES